UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 24, 2008

O’REILLY AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Missouri	44-0618012
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 South Patterson

Springfield, Missouri 65802

(Address of principal executive offices, Zip code)

(417) 862-6708

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

O’Reilly Automotive, Inc. (the “Company”), entered into an interest rate swap transaction on November 24, 2008, with SunTrust Bank (“SunTrust”). The Company entered into the interest rate swap transaction to mitigate the risk associated with the Company’s floating interest rate, which is based on LIBOR on an additional $50 million of the Company’s debt that is outstanding under its Credit Agreement, dated as of July 11, 2008, with Bank of America, N.A., as administrative agent, and the other parties thereto (the “Credit Facility”). The interest rate swap has an effective date of November 28, 2008, and a maturity date of November 28, 2009.  The Company is required to make certain monthly fixed rate payments calculated on the notional amount of the swap and the applicable counterparty is obligated to make certain monthly floating rate payments to the Company referencing the same notional amount.  The interest rate swap transaction effectively fixes the annual interest rate payable on this notional amount of the Company’s debt, which may exist under the Credit Facility, to a rate of 1.95%, plus an applicable margin under the terms of the Credit Facility. Notwithstanding the terms of the interest rate swap transaction, the Company is ultimately obligated for all amounts due and payable under the Credit Facility. The Company may enter into additional swap transactions in the future from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2008	O’REILLY AUTOMOTIVE, INC.

	By:	/s/ Thomas McFall
Thomas McFall
Executive Vice President of Finance
Chief Financial Officer
(Principal Financial and Accounting Officer)